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                                                                   Exhibit 12.1

                      RACI HOLDING, INC. AND SUBSIDIARIES
          Statement Re: Computation of Ratio of Earnings to Fixed Charges
                            (Dollars in Millions)

                            --------- --------- --------- --------- ---------
                               2001      2000       1999      1998      1997
                            --------- --------- --------- --------- ---------

Earnings:
--------
  Net Income (Loss)          $  13.7   $  19.9   $  23.0   $  17.2   $   5.5
  Add:
    Income Taxes                 8.5      12.5      14.7      11.1       3.5
    Interest Expense (a)        15.3      15.6      14.1      19.2      23.6
    Portion of Rents
      Representative of
      Interest Factor            0.1       0.1       0.1       0.1       0.3
                             -------   -------   -------   -------   -------
                             $  37.6   $  48.1   $  51.9   $  47.6   $  32.9
                             =======   =======   =======   =======   =======

Fixed Charges:
-------------
    Interest Expense (a)     $  15.3   $  15.6   $  14.1   $  19.2   $  23.6
    Capitalized Interest         0.1       0.5       -         -         0.2
    Portion of Rents
      Representative of
      Interest Factor            0.1       0.1       0.1       0.1       0.3
                             -------   -------   -------   -------   -------
                             $  15.5   $  16.2   $  14.2   $  19.3   $  24.1
                             =======   =======   =======   =======   =======

      Ratio of Earnings to
      Fixed Charges              2.4 x     3.0 x     3.7 x     2.5 x     1.4 x

(a) Includes amortization of discount on indebtedness and excludes capitalized interest.